EXHIBIT 16.2

November 13, 2012

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Dear Ladies and Gentlemen:

We are the predecessor independent registered public accounting firm for Iconic Brands, Inc. (the “Company”). We have read the Company’s disclosure set forth in the Amendment to the Company’s Current Report on Form 8-K dated November 13, 2012 (the “Current Report”) and are in agreement with the disclosures in the Current Report.

Very truly yours,

/s/ Michael T. Studer
Michael T. Studer
President